Type:  Exhibit-21.1
Description: Subsidiaries of the Registrant

                                                                Exhibit-21.1

Citizens Capital Corp. (the "Company" ) is principally a holding company which acquires and/or develops those operating entities, assets and/or marketing rights which provide the Company with an initial entry into new markets or serve as complimentary additions to existing operations, assets and/or products.

The Company currently operates through the following three (3) 97% owned subsidiaries:

Landrush Realty Corporation ("Landrush"); a Texas corporation, organized to operate in residential mortgage loan marketing;
commercial and residential real estate investment and development.

Media Force Sports & Entertainment Inc. ("Media Force"); a Texas corporation, organized to operate in print, graphic, broadcast and entertainment media production.

SCOR Brands Inc. ("SCOR"), a Texas corporation, organized to operate in the design, marketing and distribution of branded athletic shoes and apparel.

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